Exhibit 10.86

HIBERNIA CORPORATION

2003 LONG-TERM INCENTIVE COMPENSATION PLAN

Amendment No. 2

Whereas, Hibernia Corporation (the “Company”) maintains the Hibernia Corporation 2003 Long-Term Incentive Compensation Plan, which plan was first approved by the shareholders of the Company on April 23, 2003 (the “Plan”);

Whereas, the Company has entered into that certain Agreement and Plan of Merger dated as of March 6, 2005 by and between the Company and Capital One Financial Corporation, pursuant to which the Company has agreed to merge with and into Capital One (the “Merger”);

Whereas, the Company and Capital One expect the Merger to be effective September 1, 2005 (such date, or such later date on which the Merger becomes effective, being the “Effective Time”);

Whereas, Section 11.1 of the Plan permits its amendment by action of the Board of Directors of the Company, without shareholder approval to the extent permitted by applicable law and stock exchange rules, and without the approval of any participant therein to the extent such amendment does not materially impair any option or other equity incentive granted or awarded thereunder; and

Whereas, the Board of Directors of the Company and its Executive Compensation Committee have determined that the Plan can be amended as provided herein without the consent of any person;

Now, Therefore, the Plan shall be amended, effective as of the Effective Time, as follows:

1. The following sentence shall be added to Section 2.7 of the Plan, to read in its entirety as follows:

References to Common Stock contained herein and in any Option or other Incentive granted or awarded hereunder shall be deemed to refer to shares of the $0.01 par value common stock issued by Capital One Financial Corporation (“Capital One”) (when used herein “Capital One Stock”).

2. The following paragraphs shall be added to Section 3.5 of the Plan to read in their entirety as follows:

The number of shares of Common Stock subject to an Option outstanding as of the effective time of the merger of the Company with and into Capital One Financial Corporation (the “Effective Time”) shall be converted to an Option to purchase the number of shares of Capital One Stock, on the same terms and conditions as applied immediately prior to such time, but subject to the rights and benefits provided under Section 11.5 hereof on account of the occurrence of a Change of Control, determined as the product, rounded down to the nearest whole share, of (a) the number of shares of Common Stock issuable upon the exercise of such Option immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio (as defined in the Agreement and Plan of Merger dated March 6, 2005, by and between the Company and Capital One (the “Merger Agreement”)). The per share exercise price thereof shall equal the result, rounded up to the nearest whole penny, obtained by dividing (x) the per share exercise price of each such Option immediately prior to the Effective Time, by (y) such Exchange Ratio.

Each share of Restricted Stock awarded hereunder that remains subject to Forfeiture Restrictions or other limitations immediately prior to the Effective Time shall be cancelled and converted into the right to receive, subject to the same terms and conditions as applied to each such share immediately prior to such time, but taking into account the rights and benefits provided under Section 11.5 hereof on account of the occurrence of a Change of Control, the Merger Consideration (as defined in the Merger Agreement) based upon the election of the holder thereof made in the same manner and subject to the same terms and conditions as the holders of shares of Common Stock.

3. Sections 10.1, 10.2, and 10.3 of the Plan, each providing for the automatic or formulaic grant or award of shares of the Common Stock to Eligible Directors, shall be suspended.

This Amendment was adopted by the Board of Directors of Hibernia Corporation on August 24, 2005, to be effective as provided herein.

Hibernia Corporation

By:	/s/ J. Herbert Boydstun
J. Herbert Boydstun
President and Chief Executive Officer
Date:	August 24, 2005

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